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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

National Commerce Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL COMMERCE FINANCIAL CORPORATION

One Commerce Square

Memphis, Tennessee 38150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 28, 2004

TO THE SHAREHOLDERS OF NATIONAL COMMERCE FINANCIAL CORPORATION:

The Annual Meeting of Shareholders of National Commerce Financial Corporation will be held in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, on Wednesday, April 28, 2004, at 10:00 a.m., Central Daylight Time.

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	To elect five individuals to serve on our Board of Directors;

2.	To ratify the appointment of KPMG LLP as our independent auditors for 2004; and

3.	To transact any and all other business as may properly come before the meeting or any adjournment of the meeting.

Only Shareholders of Record at the close of business on March 1, 2004, will be entitled to receive notice of and vote at the Annual Meeting.

Information relating to the above matters is set forth in the accompanying proxy statement dated March 19, 2004.

By Order of the Board of Directors,

M.J.A. “Jekka” Pinckney
Corporate Secretary

Memphis, Tennessee

March 19, 2004

Your vote is important.

Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, or follow the instructions on the enclosed proxy card to vote your shares by telephone or via the Internet, whether or not you plan to attend the meeting.

NATIONAL COMMERCE FINANCIAL CORPORATION

One Commerce Square

Memphis, Tennessee 38150

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 28, 2004

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the Annual Meeting of Shareholders by the proxies named on the enclosed proxy card. In connection with our solicitation of proxies, we are mailing this proxy statement, the enclosed proxy card, and our 2003 annual report to all Shareholders beginning on or about March 19, 2004.

In this proxy statement, terms such as “we,” “us” and “our” refer to National Commerce Financial Corporation, which may also be referred to from time to time as “NCF” or the “Company” to distinguish it from its subsidiaries or other entities. References to “NBC” are to our wholly-owned banking subsidiary, National Bank of Commerce. References to “CCBF” are to CCB Financial Corporation with which we merged on July 5, 2000.

When is the Annual Meeting?	Wednesday, April 28, 2004, 10:00 a.m., Central Daylight Time.

Where will the Annual Meeting be held?	In the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150.

What items will be voted on at the Annual Meeting?	You will be voting on the following matters:
1.	ELECTION OF DIRECTORS. To elect five Class A Directors to serve until the 2007 Annual Meeting of Shareholders.

2.	RATIFICATION OF AUDITORS. To ratify the selection of KPMG LLP as our independent auditors for fiscal year 2004.

3.	OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

Who can vote?

Only holders of record of our common stock at the close of business on March 1, 2004, will be entitled to notice of and vote at the Annual Meeting and any adjournment of the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on that date. On March 1, 2004, there were 205,352,335 shares of our common stock outstanding and entitled to vote.

How do I vote by proxy?

You may vote your shares by marking your vote in accordance with the instructions on the enclosed proxy card, signing and dating the proxy card and returning it in the enclosed postage-paid envelope. If you return your signed proxy card before the Annual Meeting, we will vote your shares as you direct unless you change or revoke your proxy in the manner described below.

You may also vote your shares either by telephone or electronically via the Internet, following the instructions on the enclosed proxy card.

For the election of Directors, you may vote “FOR” individuals OR the entire class in accordance with the instructions on the proxy card. Please note that any selection “FOR” or “WITHHOLD” with respect to the entire Class A slate supersedes individual selection should both be selected.

For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them:

“FOR” the election of all of the nominees for Director; and

“FOR” the ratification of KPMG LLP as our independent auditors.

We are not aware of any other matter to be brought before the Annual Meeting. If matters other than those set forth above are properly brought before the Annual Meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?	You may change or revoke your proxy at any time before it is voted at the Annual Meeting:
1.	If you initially voted by telephone or electronically via the Internet, by recording a different vote using the same method you used to cast your initial vote;

2.	By submitting another proxy card by mail with a more recent date than that of the proxy first given, whether given by telephone, electronically or via submission of a proxy card;

3.	By sending written notice of revocation to our Corporate Secretary, M.J.A. “Jekka” Pinckney; or

4.	By attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from that bank, broker or other holder of record to be able to vote at the Annual Meeting.

How many votes are required to approve the proposals?	If a quorum is present at the Annual Meeting:
The Director nominees will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting.

KPMG LLP will be ratified as our independent auditors, and all other matters submitted to the Shareholders will be acted upon affirmatively by the vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter.

What constitutes a “quorum” for the Annual Meeting?

A majority of the outstanding shares of NCF common stock entitled to vote at the Annual Meeting, present or represented by proxy, constitutes a quorum, which is necessary to conduct business at the Annual Meeting. You will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from Director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum. Abstentions will have the same effect as negative votes on all matters except the election of Directors, as to which they will not count in the voting results. Broker non-votes will not count in the voting results as to any matter, including the election of Directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority to vote on that item and has not received instructions from the owner of the shares.

Who pays for the solicitation of proxies?	We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies.

Proxy solicitation may be made personally or by telephone by our Directors, Officers and regular employees, including those of our subsidiaries, none of whom will receive additional compensation for these services. Forms of proxy and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2005 Annual Meeting due?

The Corporate Governance and Nominating Committee will consider director nominees recommended by our Shareholders, provided that all proposals for nominees must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shareholders may send written communications to the attention of Dr. Phail Wynn, Chairman of the Corporate Governance and Nominating Committee, One Commerce Square, Memphis, Tennessee 38150, with a copy to Mr. Leo P. Pylypec, Secretary of the Corporate Governance and Nominating Committee, One Commerce Square, Memphis, Tennessee 38150.

To be considered either for inclusion in the proxy materials for the 2005 Annual Meeting or for consideration by the Shareholders at the 2005 Annual Meeting, proposals by Shareholders must be received no later than November 19, 2004. To be eligible for inclusion, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Exchange Act. We will have discretionary voting authority with respect to any Shareholder proposal that we receive after February 2, 2005.

PROPOSAL I

ELECTION OF DIRECTORS

Our Restated Charter provides for a Board of Directors consisting of not less than three nor more than 25 Directors. It divides the Board into three classes as nearly equal in number as possible, with each class serving a three-year term and one class elected at each Annual Meeting of Shareholders. The Board of Directors could, by a majority vote of the entire Board, increase the number of Directors up to 25 and fill the vacancies resulting from such increase for the remainder of the term of the class in which each new directorship is created.

Although the Corporate Governance and Nominating Committee of the Board from time to time considers qualified candidates to become Directors, the Board has made no decision to increase the number of Directors. The Board of Directors has set at 16 the number of Directors constituting the full Board for the ensuing year.

Our Board of Directors is composed of a significant majority of members who are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards, to which we are subject. While all of our Directors are encouraged to own our common stock, aligning their interests with those of our Shareholders, no Director owns more than 3% of our outstanding common stock. Annually, each of our Directors is required to sign a Code of Ethics that prohibits, among other things, conflicts of interest and violations of banking and other laws affecting us and that encourages the highest standards of conduct and ethics while representing the interests of our Shareholders.

At this year’s Annual Meeting, five Directors are to be elected as Class A Directors for terms that expire at the Annual Meeting of Shareholders in 2007. All of the nominees are presently members of the Board.

The following table provides information about the five nominees for election to the Board of Directors as Class A Directors as well as the 11 incumbent Class B and Class C Directors.

Name	Age as of March 1, 2004	Principal Occupation for Past Five Years and Directorships	Year First Elected Director
Class A: Nominees to Serve Until the Annual Meeting of Shareholders in 2007

Blake P. Garrett, Jr.	63	Chairman of the Audit Committee of the Board; Partner in Garrett & Garrett Construction and related companies (commercial real estate development); Director of CCBF until July 2000	2000

Thomas M. Garrott	66	Chairman of the Executive Committee of the Board; Chairman of the Board until January 2003; Chairman of the Board, President and Chief Executive Officer of NCF until July 2000; Chief Executive Officer and Chairman of the Board of National Bank of Commerce until July 1998; Director of Internet Pictures Corporation	1977

C. Dan Joyner	66	President and Chief Executive Officer of The Prudential/C. Dan Joyner Co., Inc. (real estate brokerage); Director of CCBF until July 2000	2000

W. Neely Mallory, Jr.	70	Chairman of the Compensation Committee of the Board; President of The Mallory Group, Inc. (third-party logistics)	1974

Eric B. Munson	60	President and Chief Executive Officer of University of North Carolina Hospitals; Director of University of North Carolina Health Care Systems; Director of CCBF until July 2000	2000

Name	Age as of March 1, 2004	Principal Occupation for Past Five Years and Directorships	Year First Elected Director

Class B: Incumbents to Serve Until the Annual Meeting of Shareholders in 2005

R. Grattan Brown, Jr.	68	Member of the law firm of Glankler Brown PLLC; Director of NCF from 1978 until July 2000 and from January 2002 to present	1978

Thomas C. Farnsworth, Jr.	66	Chairman of the Directors Loan Policy and Oversight Committee of the Board; Chairman of Farnsworth Investment Co. (real estate development)	1977

Eugene J. McDonald	71	Chairman of the Board of Directors since May 2003; Executive Vice President of Duke University; Principal and Chief Investment Officer of Quellos Private Capital Markets LLC; Founding President and Chief Executive Officer of Duke Management Company (asset management company affiliated with Duke University); Director of RedHat, Inc.; Director of Incara Pharmaceuticals Corporation; Director of CCBF until July 2000	2000

Phillip H. McNeill, Sr.	65	Chairman and Chief Executive Officer of Equity Inns, Inc. (hotel REIT); General Partner of McNeill & Associates; President of McNeill Investment Company, Inc. (real estate development and investment)	1998

William R. Reed, Jr.	57	President and Chief Executive Officer since May 2003; Former Chief Operating Officer of NCF	2003

Phail Wynn, Jr.	56	Chairman of the Corporate Governance and Nominating Committee of the Board; President and Chief Executive Officer, Durham Technical Community College; Director of CCBF until July 2000	2000

Class C: Incumbents to Serve Until the Annual Meeting of Shareholders in 2006

James B. Brame, Jr.	58	Chairman of the Trust Committee of the Board; President and Chief Executive Officer of Brame Specialty Co., Inc. (paper and office supplies); Director of CCBF until July 2000	2000

John D. Canale, III	58	Chairman of D. Canale & Co. and Secretary-Treasurer of D. Canale Beverages, Inc.; President of D. Canale Food Services, Inc. (wholesale food distributor) until September 1999	1989

James H. Daughdrill, Jr.	69	President of Rhodes College until his retirement in June 1999	2000

J. Bradbury Reed	64	Member of the law firm of Bass, Berry & Sims PLC; Director of J. Alexander’s Corporation	1998

David E. Shi	52	President of Furman University since July 1994; Director of Piedmont Natural Gas Co. since January 2004; Director of CCBF until July 2000	2000

We have no reason to believe that any nominee for Director will not agree or will not be available to serve as a Director if elected. However, should any nominee become unable or unwilling to serve, the proxies may be voted for a substitute nominee or to allow the vacancy to remain open until filled by the Board.

The presence of a quorum at the Annual Meeting, either in person or by written proxy, and the affirmative vote of a plurality of the votes cast at the Annual Meeting are necessary to elect a nominee as Director.

The Board of Directors recommends that you vote “FOR” the election to the Board of the individuals nominated by the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Focused on Shareholder value, our Board of Directors in January 2004 adopted Corporate Governance Guidelines to govern the operation of the Board and ensure that the Board and its committees comply with applicable laws and the NYSE listing standards and perform effectively under the new regulatory environment in which we operate. Our Corporate Governance Guidelines include detailed specifications for Director qualification and responsibility. You may find a copy of our Corporate Governance Guidelines on our website at http://www.ncfcorp.com.

Director Qualifications

The Board seeks members with reputations for integrity from diverse backgrounds who combine a broad spectrum of professional experience and expertise. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management.

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board, as a whole, taking into account the mix of skills, experience, judgment and energy of Directors, and the time they make available for service on the Board.

Determination of Independence of the Board of Directors

In accordance with our Corporate Governance Guidelines, a Director is independent if the Board determines that the Director is free from material relationships that would impair his or her independence and that the Director meets the objective independence standards set forth in the NYSE listing requirements. The Board has determined that the following relationships between the Company and a Director, member of his or her immediate family and/or business with which the Director or immediate family member is affiliated (a “Director-affiliated business”) will not be considered material relationships that would impair a Director’s independence:

•	Vendor relationships between the Company and a Director-affiliated business for the purchase of goods and services in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons;

•	Business relationships involving annual sales and/or purchases between the Company and a Director-affiliated business amounting to less than 1% of the annual gross revenues of such business;

•	Relationships with any law firm where the law firm performs de minimis legal services for the Company and the Director or immediate family member does not personally perform any such legal services;

•	Relationships with any investment bank or consulting firm where the investment bank or consulting firm performs de minimis services for the Company and the Director or immediate family member does not personally perform any such services;

•	Financial support relationships with not-for-profit organizations of which a Director or immediate family member is an officer, director or trustee involving contributions by the Company and/or any affiliated foundation (exclusive of matching contributions related to contributions by the Company’s employees) not exceeding the lesser of $100,000 or 3% of the not-for-profit organization’s aggregate annual charitable receipts during its preceding fiscal year; and

•	Lending or other banking relationships that comply with the Sarbanes-Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve System and are in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, and, if involving the extension of credit, are not entered into at a time when the Director, immediate family member or Director-affiliated business has been in default for a period of 30 days or longer with respect to any credit agreement with the Company.

Our Board of Directors has determined that the following 12 of our 16 Directors are Independent: Messrs. Canale, Daughdrill, Farnsworth, Garrett (nominee), Joyner (nominee), Mallory (nominee), McDonald, McNeill, Munson (nominee), Brad Reed, Shi and Wynn. All of these Directors meet the independence standards of our Corporate Governance Guidelines and the NYSE listing requirements.

Mr. Brad Reed, one of our Directors, is a member of the law firm of Bass, Berry & Sims PLC. That firm regularly represents NCF and certain of its subsidiaries. Mr. Reed was determined by our Board of Directors to meet the independence standards of our Corporate Governance Guidelines and the NYSE listing requirements. The Board based this determination on the following factors: (i) although Mr. Reed is a member of Bass, Berry & Sims, he does not personally work on any matters related to NCF; and (ii) Mr. Reed’s compensation from the law firm is a fixed salary and not tied to the profits of the firm or in any way dependent on the volume of law firm work performed for NCF.

Committees of the Board of Directors

Our Board of Directors has the following six committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Directors Loan Policy and Oversight Committee, the Executive Committee and the Trust Committee.

Audit Committee.    The Audit Committee of our Board of Directors is composed of Messrs. Garrett (Chairman), Canale, Joyner, Mallory, McNeill and Wynn. The Board and the Audit Committee believe that the current composition of the Audit Committee satisfies Section 303.01(B) of the NYSE listing standards, which governs audit committee composition, including the requirement that audit committee members all be “Independent Directors” as that term is defined by Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards. A copy of the “Restated Charter of the Audit Committee” is attached to this proxy statement as Appendix A and can also be found on NCF’s website at http://www.ncfcorp.com. More discussion on the membership and principal functions of the Audit Committee is described under the caption “Report of the Audit Committee” below.

Compensation Committee.    The Compensation Committee of our Board of Directors approves the compensation of our Chief Executive Officer, reviews our employee benefit plans and executive compensation policies and programs, and submits recommendations to the Board of Directors. NCF’s current Compensation Committee is comprised of the following Directors, all of whom are deemed to be Independent under the NYSE listing standards: Messrs. Mallory (Chairman), Farnsworth, McDonald (ex officio), McNeill, Munson, Brad Reed and Shi (Messrs. Reed and Shi joined the committee in 2004). The Compensation Committee Charter can be found on NCF’s website at http://www.ncfcorp.com. More discussion on the membership and principal functions of the Compensation Committee is described under the caption “Report of the Compensation Committee” below.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee (the “Governance and Nominating Committee”), among other things, seeks out and evaluates qualified candidates for positions on our Board of Directors; recommends to the Board nominees for election or re-election at the Annual Shareholder Meetings; determines membership on the Board committees; conducts an annual self-evaluation of the Board and each committee; and reviews management succession planning annually with our Chief Executive Officer. Messrs. Wynn (Chairman), Daughdrill, McDonald (ex officio), Brad Reed, and Shi serve on this committee. Each member has been determined to be Independent under the NYSE listing standards. The Governance and Nominating Committee Charter can be found on NCF’s website at http://www.ncfcorp.com.

Directors Loan Policy and Oversight Committee.    Messrs. Farnsworth (Chairman), Brame, Brown, Daughdrill and Joyner serve on the Directors Loan Policy and Oversight Committee. This committee is designed to ensure that the Company’s lending policies are adequate and that lending activities are conducted in accordance with our policies and applicable laws and regulations. The committee also monitors loan portfolio quality, oversees procedures to identify problem loans and reviews the adequacy of our loan loss reserve.

Executive Committee.    The Executive Committee, composed of Messrs. Garrott (Chairman), Farnsworth, Mallory, McDonald, Munson, William R. Reed, Jr. and Wynn, has, and may exercise, all the authority of the full Board of Directors between Board meetings with respect to matters other than the amendment of our Restated Charter or Bylaws, the adoption of a plan of merger or consolidation, the issuance of our stock, or the disposition of substantially all of our assets or our dissolution.

Trust Committee.    Messrs. Brame (Chairman), Brown, Canale, Garrett and Brad Reed (Mr. Brown joined the committee in 2004) serve on the Trust Committee which is charged with general oversight of the fiduciary activities of our subsidiary banks and trust companies, including compliance with the laws and regulations that govern the fiduciary function.

Board and Committee Meetings and Attendance

We believe that attendance at meetings is only one means by which Directors may contribute to the effective management of NCF and that the contributions of all our Directors have been substantial.

Although NCF does not have a formal policy regarding attendance by members of the Board of Directors at NCF’s Annual Meeting of Shareholders, it encourages Directors to attend and historically more than a majority have done so. For example, 100% and 94% of the Directors attended the 2002 and 2003 Annual Meetings, respectively. During the upcoming year, the Governance and Nominating Committee will designate a formal policy, so as to maximize attendance by Directors, taking into account the schedules of Directors and the timing requirements of applicable law.

During the fiscal year ended December 31, 2003, each Board member attended at least 80% of the aggregate of the meetings of the Board held during the period for which he was a Board member. With respect to committee meeting attendance during 2003, each member attended at least 80% of the aggregate meetings of the committees on which he served that were held during the period for which he was a committee member.

The Executive Committee met 12 times and the Audit Committee met 11 times during 2003. The Compensation Committee held six meetings during 2003, while the Governance and Nominating Committee held eight meetings, the Directors Loan Policy and Oversight Committee met four times, and the Trust Committee met four times.

In October 2001, our Board adopted the practice of holding an executive session at the end of each meeting during which members of management, including the Chief Executive Officer, are not present. The non-management Directors elect an Independent Director as Chairman to convene the meetings and to set the agenda for such meetings. Mr. McDonald has been the elected Independent Director who presides at executive sessions. In the event Mr. McDonald is unable to serve as the presiding Director, Dr. Wynn, the current Chairman of the Governance and Nominating Committee, will preside over the executive session. At each Board meeting during 2003, our non-management Directors met in executive session either before or after all business had been conducted.

Communications between Shareholders and the Board of Directors

NCF has established a formal process for our Shareholders to send communications to the Board or any of the Directors. NCF strives to ensure that the Board or individual Directors, as applicable, hear the views of Shareholders and that appropriate responses are provided to Shareholders in a timely manner. We believe our responsiveness to Shareholder communications to the Board has been commendable. Currently, all communications are reviewed and compiled by the Governance and Nominating Committee and submitted to the Board or the individual Directors, as appropriate. The Governance and Nominating Committee may consider development of more specific procedures. Any development in the procedure will be published and posted promptly on our website.

Shareholders may send written communications to the Board or any of the Directors by sending such information to the attention of Dr. Phail Wynn, Chairman of the Corporate Governance and Nominating Committee, One Commerce Square, Memphis, Tennessee 38150, with a copy to Mr. Leo P. Pylypec, Secretary of the Corporate Governance and Nominating Committee, One Commerce Square, Memphis, Tennessee 38150.

Compensation of Directors

Only Directors who are not employees of NCF are entitled to receive compensation for their activities carried out in connection with their Board membership. The following table summarizes NCF’s arrangements for compensation of its non-employee Directors during 2004.

Annual Retainer(1)	$20,000
Board Meeting Fee(1)	$ 1,000
Executive Committee Annual Retainer(1)	$ 7,500
Audit Committee Chair Annual Retainer(1)	$ 5,000
All Other Committee Chair Annual Retainers(1)	$ 3,500
Committee Meeting Fee(1)	$ 1,000
Annual Equity Compensation	Non-qualified stock options valued at $30,000 using the Black-Scholes method

(1)	Directors may elect to invest their retainers in the Director Fee Deferral Plan (under which Directors may use all or part of their Director fees to acquire shares of NCF common stock) or to receive their retainers in NCF common stock. If a Director elects to invest his retainers in the Director Fee Deferral Plan, he may choose either to invest his meeting fees in the same plan or to receive them in cash. If a Director elects to receive his retainers in NCF common stock, he will receive his meeting fees in cash.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our Executive Officers and Directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Executive Officers and Directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such Executive Officers, Directors and Shareholders with respect to the period from January 1, 2003, through December 31, 2003, we are aware of the following reports required by Section 16(a) that were not filed on a timely basis:

Form 4s were not timely filed to report two separate acquisitions on April 8 and May 12, 2003, of shares of common stock by Mr. Allen Tate, through his individual retirement account and his brokerage account, but these transactions were reported on Form 4s filed on July 16 and June 24, 2003, respectively. Effective January 2004, Mr. Tate was elected Director Emeritus for the year 2004.

Form 4s were not timely filed to report acquisitions in January 2003 and September 2003 of shares of common stock by Mr. William R. Reed, Jr. through NCF’s Deferred Compensation Plan, but these transactions were reported on a Form 5 filed on January 23, 2004.

Due to the complexity of the reporting rules, we have instituted procedures to assist our Executive Officers and Directors with these obligations. Copies of the insider trading reports can be found at our website at http://www.ncfcorp.com, under the category “Section 16 Filings.”

Stock Ownership of Management and Principal Shareholders

The following table sets forth the number and the percentage of shares of our outstanding common stock that were beneficially owned by our Executive Officers named in the Summary Compensation Table (the “Named Executive Officers”), by our Directors and nominees for directorships, and by all current Directors and Executive Officers as a group, as of December 31, 2003. We know of no person that is a “beneficial owner,” as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of our common stock as of December 31, 2003.

Name	Number of Shares of Common Stock Beneficially Owned as of December 31, 2003		Percent of Class(1)
James B. Brame, Jr.	69,111	(2)	*
R. Grattan Brown, Jr.	135,119	(3)	*
John D. Canale, III	5,208,386	(4)	2.5%
James H. Daughdrill, Jr.	24,867	(5)	*
J. Scott Edwards	622,559	(6)	*
Thomas C. Farnsworth, Jr.	1,045,227	(7)	*
Richard L. Furr	551,369	(8)	*
Blake P. Garrett, Jr.	272,800	(9)	*
Thomas M. Garrott	2,905,904	(10)	1.4%
C. Dan Joyner	132,042	(11)	*
W. Neely Mallory, Jr.	419,813	(12)	*
Eugene J. McDonald	99,369	(13)	*
Phillip H. McNeill, Sr.	115,504	(14)	*
Eric B. Munson	46,465	(15)	*
David T. Popwell	276,432	(16)	*
John M. Presley	76,243	(17)	*
J. Bradbury Reed	27,897	(18)	*
William R. Reed, Jr.	843,211	(19)	*
Ernest C. Roessler	925,485	(20)	*
David E. Shi	61,506	(21)	*
Phail Wynn, Jr.	45,233	(22)	*
All current Directors and Executive Officers as a group (21 individuals)	13,055,867	(23)	6.3%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. The number of shares of common stock outstanding used in calculating the percentage for each listed individual includes 205,573,123 shares of common stock outstanding as of December 31, 2003, plus for each person, the number of shares that such person may acquire within 60 days of December 31, 2003, but excludes shares of common stock underlying options held by other persons. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each Shareholder identified in the table possesses sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by such Shareholder.

(2)	Includes 27,395 shares of common stock issuable upon exercise of options held by Mr. Brame; and 980 shares held by Mr. Brame through an individual retirement account.

(3)	Includes 16,611 shares held by Mr. Brown’s wife, as to which Mr. Brown disclaims any beneficial interest; 7,999 shares of common stock issuable upon exercise of options held by Mr. Brown; and 3,853 shares of common stock held by Mr. Brown through an individual retirement account.

(4)	Includes 325,500 shares owned by the estate of Mr. Canale’s father, John D. Canale. As an executor of the estate, Mr. Canale shares investment and voting power. Also includes 4,711,312 shares held by D. Canale & Co., in which Mr. Canale has a 50% voting interest; 400 shares held by Mr. Canale as custodian for his nephew, as to which Mr. Canale disclaims any beneficial interest; and 12,771 shares issuable upon the exercise of options held by Mr. Canale.

(5)	Includes 12,771 shares issuable upon the exercise of options held by Dr. Daughdrill.

(6)	Includes 50,465.72 shares held by Mr. Edwards through NCF’s 401(k) plan; 346,026 shares of common stock issuable upon the exercise of options held by Mr. Edwards; and 28,777.42 shares held through NCF’s Equity Investment Plan.

(7)	Includes 500 shares held by Mr. Farnsworth’s wife, as to which Mr. Farnsworth disclaims any beneficial interest; 6,790 shares held through NCF’s Director Fee Deferral Plan; and 12,771 shares issuable upon the exercise of stock options held by Mr. Farnsworth.

(8)	Includes 360,540 shares of common stock issuable upon exercise of stock options held by Mr. Furr; 23,242.48 shares held by Mr. Furr’s wife; 25,142.44 shares held by Mr. Furr through NCF’s 401(k) plan; 12,362 shares held through NCF’s Equity Investment Plan; and 402.41 shares held jointly by Mr. Furr and his wife.

(9)	Includes 111,203 shares of common stock held by members of Mr. Garrett’s family; 1,377 shares held by Inn Circle Limited Partnership, of which Mr. Garrett is a partner; 5,449 shares held by Garrett, Wenck & Garrett, Inc., of which Mr. Garrett is a shareholder; and 42,436 shares issuable upon exercise of options held by Mr. Garrett.

(10)	Includes 731,601 shares of common stock issuable upon exercise of stock options held by Mr. Garrott; 102,331.84 shares held by Mr. Garrott through NCF’s 401(k) plan, including shares held through the ESOP feature of that plan; 58,053.17 shares held through NCF’s Equity Investment Plan; 560,228 shares held in trust for the benefit of Mr. Garrott’s children, as to which Mr. Garrott disclaims any beneficial interest; 15,250 shares held through an individual retirement account; 1,725 shares held through an individual retirement account by Mr. Garrott’s wife; 41,830.87 shares held in NCF’s deferred compensation plan (“NCF’s Deferred Compensation Plan”); and 1,394,884 shares held in the Thomas M. Garrott 2003 Trust, as to which Mr. Garrott disclaims any beneficial interest.

(11)	Includes 42,329 shares of common stock issuable upon exercise of stock options held by Mr. Joyner; 28,829.5 shares held by Mr. Joyner through a deferred compensation plan; 8,672 shares held by Mr. Joyner through an individual retirement account; 5,606 shares held by Mr. Joyner’s wife; and 4,252.2 shares held through NCF’s Director Fee Deferral Plan.

(12)	Includes 4,571.5 shares of common stock held by Mr. Mallory’s wife, as to which he disclaims any beneficial interest; 6,618 shares held through NCF’s Director Fee Deferral Plan; 12,771 shares of common stock issuable upon exercise of options held by Mr. Mallory; and 141,588 shares of common stock held by Mallory Partners.

(13)	Includes 28,973 shares of common stock issuable upon exercise of stock options held by Mr. McDonald; 41,777 shares held through NCF’s Director Fee Deferral Plan; and 28,566 shares held jointly by Mr. McDonald and his wife.

(14)	Includes 12,771 shares of common stock issuable upon exercise of stock options held by Mr. McNeill.

(15)	Includes 32,693 shares issuable upon exercise of stock options held by Mr. Munson.

(16)	Includes 1,458.51 shares held through NCF’s 401(k) plan; 2,256 shares held through an individual retirement account; 1,035.41 shares held through NCF’s Equity Investment Plan; and 217,730 shares issuable upon the exercise of stock options held by Mr. Popwell.

(17)	Includes 48,333 shares issuable upon exercise of stock options held by Mr. Presley; and 7,909 shares held through NCF’s 401(k) plan, including shares held through the ESOP feature.

(18)	Includes 3,742 shares held through NCF’s Director Fee Deferral Plan; 12,771 shares of common stock issuable upon exercise of stock options held by Mr. Reed; and 11,000 shares held through an individual retirement account.

(19)	Includes 252,980 shares of common stock held by Mr. Reed’s wife; 292,729 shares issuable upon exercise of stock options held by Mr. Reed; 61,029.68 shares held through NCF’s 401(k) plan, including shares held through the ESOP feature of that plan; and 6,839.12 shares held in NCF’s Deferred Compensation Plan.

(20)	Includes 577,888 shares of common stock issuable upon exercise of stock options held by Mr. Roessler; 16,277 shares of common stock issuable upon exercise of stock options assigned by Mr. Roessler to his children; and 17,150 shares held by Mr. Roessler’s wife, as to which he disclaims any beneficial interest.

(21)	Includes 29,085 shares of common stock issuable upon exercise of stock options held by Dr. Shi.

(22)	Includes 30,193 shares of common stock issuable upon exercise of stock options held by Dr. Wynn.

(23)	Includes an aggregate of 2,380,019 shares of our common stock issuable upon exercise of stock options held by all of our current Directors and Executive Officers as a group. Total number of shares and percent of class do not include 925,485 shares beneficially owned by Mr. Roessler, our former President and Chief Executive Officer.

COMPENSATION OF MANAGEMENT AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth certain summary information for the years indicated with respect to the compensation awarded to, earned by, or paid to our Chief Executive Officer, former Chief Executive Officer and each of the four other most highly compensated Executive Officers of NCF and its subsidiaries and referred to as the Named Executive Officers.

						Long- Term Compensation
			Annual Compensation(1)			Awards
Name and Principal Position		Year	Salary ($)(2)	Bonus ($)		Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs(#)		All Other Compensa- tion ($)(7)

Ernest C. Roessler	Former President and	2003	439,096	—		—		308,638	(6)	9,907,145
	Chief Executive Officer	2002	800,000	1,333,280		—		221,188		57,796
		2001	750,000	937,500		—		138,893		110,979

William R. Reed, Jr.	President and Chief Executive	2003	419,327	—		—		53,333		27,266
	Officer and former Chief	2002	365,000	372,316		—		76,875		57,796
	Operating Officer	2001	365,000	305,927		—		38,700		52,942

John M. Presley	Chief Financial Officer	2003	247,499	47,000	(3)	451,200	(5)	20,000		76,766
		2002	175,000	86,331		—		17,000		13,582
		2001	160,000	92,000		—		13,000		9,808

Richard L. Furr	Chief Operating Officer	2003	355,000	—		—		46,667		27,830
		2002	355,000	342,272		—		40,000		20,918
		2001	355,000	294,139		—		37,600		43,240

J. Scott Edwards	Chief Administrative	2003	355,000	—		—		53,333		30,399
	Officer	2002	345,000	384,208		—		45,000		19,806
		2001	345,000	263,864		—		36,600		45,818

David T. Popwell	Executive Vice	2003	265,000	75,000	(4)	—		34,867		21,909
	President	2002	265,000	226,216				46,763		26,576
		2001	253,333	188,591		—		34,162		19,390

(1)	We also provide certain perquisites and other personal benefits to the Named Executive Officers that do not exceed either $50,000 or 10% of each Named Executive Officer’s total annual salary and bonus.
(2)	The compensation reported in this table includes the salary and other compensation received by: (a) Mr. Roessler as President and Chief Executive Officer of the Company from January 2003 to May 29, 2003; (b) Mr. William R. Reed, Jr. as President and Chief Executive Officer from May 29, 2003, to December 2003; and (c) for Mr. Presley as President of First Market Bank, FSB from January 2001 to June 2003 and as the Chief Financial Officer of NCF from July 2003 to December 2003.
(3)	Represents bonus earned as President of First Market Bank, FSB from January 2003 to June 2003.
(4)	Represents minimum guaranteed annual bonus in accordance with terms of employment agreement. Mr. Popwell is no longer eligible to receive this minimum guaranteed annual bonus.
(5)	Dollar amount shown equals number of shares multiplied by stock price on grant date. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares. The restricted stock vests annually in equal parts over a three-year period beginning on the date of grant. As of December 31, 2003, Mr. Presley held 20,000 shares of restricted stock with an aggregate value of $545,600.

(6)	Includes 57,218 options obtained as a result of stock option reload.
(7)	Includes all other compensation as indicated in the chart below:

Name	Year	Life Insurance Premiums ($)(8)		Employer Matching Under 401(k) and Equity Investment Plan	Relocation Costs	Special Contract Payment		Unused Vacation Time	Personal Benefits(10)	Total Other Compensation
Ernest C. Roessler	2003	118,990	(9)	74,106		9,659,022	(9)	47,652	7,375	9,907,145
	2002	5,843		52,125						57,796
	2001	51,611		44,368	15,000					110,979

William R. Reed, Jr.	2003	2,246		23,750					1,270	27,266
	2002	37,669		20,127						57,796
	2001	38,294		14,648						52,942

John M. Presley	2003	564		8,625	49,047				18,530	76,766
	2002	370		8,010					5,202	13,582
	2001	338		4,439					5,031	9,808

Richard L. Furr	2003	1,627		20,918					5,290	27,830
	2002	1,444		19,474						20,918
	2001	26,094		17,146						43,240

J. Scott Edwards	2003	1,715		22,176					6,508	30,399
	2002	1,541		18,265						19,806
	2001	28,802		16,349	667					45,818

David T. Popwell	2003	1,266		14,736					5,907	21,909
	2002	6,822		13,607					6,147	26,576
	2001	6,574		12,816						19,390

(8)	For Messrs. Roessler, Furr and Edwards, the benefit from life insurance premiums paid by NCF is calculated for the period, projected on an actuarial basis, between payment of the premium and refund of the premium to NCF as provided in the policy. The amounts listed for Messrs. Reed, Roessler, Furr and Edwards include split-dollar life insurance premiums. Payments in respect of all split-dollar arrangements with Executive Officers were suspended in August 2002.
(9)	Mr. Roessler received a lump sum payment upon termination of his employment agreement with the Company. In connection with his retirement, Mr. Roessler also received a payout with respect to the Company’s supplemental executive retirement plan. Finally, after Mr. Roessler’s retirement the Company fully funded certain life insurance programs for the benefit of Mr. Roessler as part of the termination of his employment agreement.
(10)	Includes amounts paid for club membership dues and auto allowances.

Option Grants In Last Fiscal Year

The following table sets forth certain information with respect to the grant of stock options under our 1994 Stock Plan (the “1994 Plan”), the 2003 Stock and Incentive Plan (the “2003 Plan”) and the CCBF Amended and Restated Long-Term Incentive Plan (the “CCBF LTIP”) to the Named Executive Officers for the year ended December 31, 2003. Amounts set forth in the following tables reflect the effect of all stock dividends and splits declared through 2003.

	Individual Grants(1)						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)		Expiration Date

Name							5%		10%
Ernest C. Roessler	188,100 63,320 57,218	(2)	6.14% 2.07% 1.87%	$ $ $	23.94 23.94 27.49	1/14/13 4/23/13 3/16/10	$ $ $	2,831,984 953,329 640,338	$ $ $	7,176,804 2,415,924 1,492,259

William R. Reed, Jr.	40,000 13,333		1.31% 0.44%	$ $	23.94 23.94	1/14/13 4/23/13	$ $	602,229 200,738	$ $	1,526,168 508,710

John M. Presley	20,000		0.65%		$24.24	8/27/13		$304,888		$772,646

Richard L. Furr	35,000 11,667		1.14% 0.38%	$ $	23.94 23.94	1/14/13 4/23/13	$ $	526,951 175,655	$ $	1,335,397 445,145

J. Scott Edwards	40,000 13,333		1.31% 0.44%	$ $	23.94 23.94	1/14/13 4/23/13	$ $	602,229 200,738	$ $	1,526,168 508,710

David T. Popwell	23,000 7,667 4,200	(3)	0.75% 0.25% 0.14%	$ $ $	23.94 23.94 23.71	1/14/13 4/23/13 7/29/13	$ $ $	346,282 115,432 62,627	$ $ $	877,546 292,528 158,708

(1)	Options become exercisable annually in equal parts over a three-year period following the date of grant, except as otherwise noted.
(2)	Options obtained as a result of stock option reload. Options granted pursuant to the reload feature vest 100% on the first anniversary of the date of grant.
(3)	Options become fully exercisable upon the second anniversary of the date of grant if the qualified shares are held in certificate form on such date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth certain information with respect to options exercised during 2003 and the value of unexercised options and stock appreciation rights (“SARs”) held by the Named Executive Officers of NCF and its subsidiaries on December 31, 2003.

Name	Shares Acquired on Exercise (#)		Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End($)(2) Exercisable/Unexercisable
Ernest C. Roessler	415,485	(3)	$4,674,992	405,159(4)/479,270	$1,592,878(4)/$1,134,032
William R. Reed, Jr.	40,000		$515,900	236,425/117,483	$2,336,249 / $286,619
John M. Presley	4,000		$52,670	38,334 / 36,666	$311,785 / $98,878
Richard L. Furr	—		—	319,118 / 85,866	$2,909,063 / $227,042
J. Scott Edwards	—		—	301,047 / 95,533	$2,644,252 / $253,398
David T. Popwell	—		—	180,635 / 76,017	$1,625,686 / $188,870

(1)	Market value of underlying securities at exercise minus the exercise price.
(2)	Market price at year end less exercise price.
(3)	Includes 6,217 shares issued with respect to options exercised by Mr. Roessler’s children.
(4)	The exercisable portion in each column includes 16,277 shares assigned by Mr. Roessler to his children.

Equity Compensation Plan Information

Stock Plans

During 1994, the Shareholders approved our 1994 Plan, which reserved 6,200,000 shares of our common stock for use under the 1994 Plan. Shares that had not been subject to option or restricted stock grants under previous plans were transferred to reserved shares under the 1994 Plan. In 1997 and 2000, the Shareholders approved an additional 2,000,000 and 4,000,000 shares, respectively, for grants under the 1994 Plan. During 2003, the Shareholders approved our 2003 Plan, which reserved 10,000,000 shares of our common stock for use under the 2003 Plan.

In addition, in connection with the NCF-CCBF merger, we assumed CCBF’s obligations under several option plans, including the CCBF LTIP. CCBF Shareholders approved all shares available for grant under the CCBF LTIP. Immediately following the NCF-CCBF merger, there were approximately 5,334,650 shares of NCF common stock available for issuance under the CCBF LTIP.

We grant options under the 1994 Plan, CCBF LTIP and the 2003 Plan at the prevailing market price of our common stock on the date of the grant. Options become exercisable in equal parts over periods ranging from three to six years following the date of grant. The 1994 Plan and the CCBF LTIP expired on September 9, 2003, and December 31, 2003, respectively, after which date no new awards were made under either plan.

The following table sets forth certain information as of December 31, 2003, with respect to our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by Shareholders	13,073,143	$21.64	9,476,000
Equity compensation plans not approved by Shareholders	—	—	—

Totals	13,073,143	$21.64	9,476,000

Pension Plans

Prior to the NCF-CCBF merger, NCF and CCBF had established separate pension plans for the benefit of their respective employees. A new plan, the NCF Retirement Plan, is now in effect that covers all employees of the combined company. This plan is a tax-qualified, non-contributory defined benefit plan. Under tax laws in effect on December 31, 2003, the amount of a participant’s annual compensation taken into account for benefit calculation purposes under the NCF Retirement Plan may not exceed $200,000, and maximum annual benefits payable under the retirement plan are $160,000.

Benefits shown in the tables below are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. The NCF Retirement Plan contains a five-year vesting requirement and provides for pensions using average compensation for the five calendar years out of the last ten calendar years preceding retirement. Pensions are based on years of service and pre-retirement disability and death benefits are provided. Compensation covered by the NCF Retirement Plan includes base salary, overtime pay, commissions and bonuses.

The following table describes estimated retirement benefits payable annually under the NCF Retirement Plan to former NBC Retirement Plan participants in the specified credited service and compensation classifications, assuming retirement during calendar year 2004. The benefit amounts reflect grandfathered minimum benefits based on NBC Retirement Plan provisions in effect prior to an amendment to the plan effective July 15, 1996. Mr. William R. Reed, Jr. is one such NCF Named Executive Officer who was a former NBC Retirement Plan participant eligible to receive these grandfathered benefits.

In 2003, covered compensation for Messrs. Reed, Presley and Popwell was $791,643, $491,216 and $333,830, respectively. At December 31, 2003, Messrs. Reed, Presley and Popwell had approximately 34, 14 and 5 years of credited service, respectively.

Five- Year Final Average Pay	Credited Service
	15 Years	20 Years	25 Years	30 Years	35 Years
$125,000	$32,617	$43,489	$54,362	$65,232	$76,105
150,000	39,865	53,154	66,442	79,730	93,018
175,000	47,115	62,819	78,524	94,227	109,932
200,000	54,363	72,484	90,605	108,724	126,845
225,000	54,363	72,484	90,605	108,724	126,845
250,000	54,363	72,484	90,605	108,724	126,845
300,000	54,363	72,484	90,605	108,724	126,845
350,000	54,363	72,484	90,605	108,724	126,845
400,000	54,363	72,484	90,605	108,724	126,845
450,000	54,363	72,484	90,605	108,724	126,845
500,000	54,363	72,484	90,605	108,724	126,845
550,000	54,363	72,484	90,605	108,724	126,845
600,000	54,363	72,484	90,605	108,724	126,845

The following table describes estimated retirement benefits payable annually under the NCF Retirement Plan to former CCBF Retirement Plan participants in the specified credited service and compensation classifications, assuming retirement during calendar year 2004. The benefit amounts reflect grandfathered minimum benefits based on CCBF Retirement Plan provisions in effect prior to an amendment to the plan effective August 1, 2001. The NCF Named Executive Officers who were former CCBF Retirement Plan participants are eligible to receive these grandfathered benefits. Messrs. Edwards and Furr are two such named participants. In 2003, covered compensation for Messrs. Edwards and Furr was $739,208 and $697,272, respectively. At December 31, 2003, Messrs. Edwards and Furr had approximately 35 and 32 years of credited service, respectively.

Five- Year Final Average Pay	Credited Service
	15 Years	20 Years	25 Years	30 Years	35 Years
$125,000	$22,500	$30,000	$37,500	$45,000	$52,500
150,000	27,000	36,000	45,000	54,000	63,000
175,000	31,500	42,000	52,500	63,000	73,500
200,000	36,000	48,000	60,000	72,000	84,000
225,000	36,000	48,000	60,000	72,000	84,000
250,000	36,000	48,000	60,000	72,000	84,000
300,000	36,000	48,000	60,000	72,000	84,000
350,000	36,000	48,000	60,000	72,000	84,000
400,000	36,000	48,000	60,000	72,000	84,000
450,000	36,000	48,000	60,000	72,000	84,000
500,000	36,000	48,000	60,000	72,000	84,000
550,000	36,000	48,000	60,000	72,000	84,000
600,000	36,000	48,000	60,000	72,000	84,000

NCF sponsors a nonqualified supplemental executive retirement plan (the “NCF SERP”) that provides for additional retirement benefits beyond the retirement benefits provided by the NCF (tax-qualified) Retirement Plan. The tables shown above do not include these nonqualified retirement benefit accruals.

In accordance with the terms of the plan and their respective employment agreements, the NCF-CCBF merger caused the participation of Messrs. Reed and Popwell in the nonqualified plan to terminate. Effective August 1, 2000, Messrs. Reed and Popwell were eligible for reentry into the supplemental executive retirement plan, but only with respect to future services. Under the NCF SERP, if Messrs. Reed and Popwell work for NCF until age 65 at their 2003 rate of compensation, the NCF SERP will provide them with annual lifetime annuities of $142,980 and $200,424, respectively.

Under the NCF SERP, if Mr. Presley works for NCF until attainment of age 65 at his 2003 rate of compensation, the NCF SERP will provide him with an annual lifetime annuity of $130,380.

Under the NCF SERP, if Messrs. Edwards and Furr work for NCF until attainment of age 65 at their 2003 rate of compensation, the NCF SERP will provide them with annual lifetime annuities of $322,884 and $323,304, respectively.

A portion of the projected SERP benefits for Messrs. Edwards and Furr would be released in accordance with agreements reached for these individuals that provide coverage under life insurance policies held under split-dollar arrangements. However, all split-dollar arrangements with Executive Officers were frozen in August 2002, and no further payments of premiums are expected to be made in respect of life insurance policies held under split-dollar arrangements.

Employment Agreements

In connection with the NCF-CCBF merger, NCF entered into employment agreements with each of Messrs. Roessler, Reed, Furr, Edwards and Popwell. The employment agreements for each of Messrs. Reed, Furr, Edwards and Popwell provide for a continually renewing term of three years commencing July 5, 2000, until each executive attains the age of 65, at which point each agreement automatically terminates. NCF and Mr. Presley entered into an employment agreement dated July 1, 2003, that is substantially identical to the employment agreements between NCF and Messrs. Reed, Furr, Edwards and Popwell.

Pursuant to the terms of the employment agreements, the annual base salaries of each of Messrs. Reed, Furr, Edwards, Presley and Popwell will be at least $340,000, $340,000, $325,700, $300,000 and $225,000, respectively. As of December 31, 2003, the salaries of Messrs. Reed, Furr, Edwards, Presley and Popwell were $450,000, $355,000, $355,000, $300,000 and $265,000, respectively. Additionally, each employment agreement provides that the executive will be eligible to receive an annual bonus on the same basis as peer executives of NCF.

Mr. Roessler’s employment agreement terminated upon his retirement from the Company in June 2003. At the time of its termination, Mr. Roessler’s employment agreement provided for an annual base salary of at least $600,000 plus an annual bonus on the same basis as peer executives of NCF. The employment agreement provided Mr. Roessler with change-of-control protection equal to three times his average total annual direct compensation for the two highest of the three compensation years immediately preceding the compensation year of the change-of-control, plus a prorated bonus and a payment in lieu of a pension. The agreement also provided for Mr. Roessler’s election of part-time status on or after April 7, 2003, until July 5, 2006, at a reduced annual salary approximately equal to 75% of the average annual direct compensation paid to him for the two highest of the three compensation years preceding the year of part-time status election, plus continued participation in NCF’s retirement, compensation and welfare benefit plans (at not less than his highest levels of participation or coverage during the last 12 months he was employed full time) and an office and support services on the same basis as all of NCF’s Executive Officers. In addition, the agreement provided Mr. Roessler and his spouse with lifetime medical and dental insurance coverage. Upon termination of his employment agreement, Mr. Roessler received: (1) any unpaid base salary; (2) a pro rata annual bonus, based on the annual bonus payable to the executive in the year prior to the date of termination (the “recent annual bonus”); and (3) the product of (x) either 48 or the number of months from the date of termination until the end of the employment period, whichever is greater, divided by 12 (the “continuation period”), and (y) the sum of Mr. Roessler’s base salary and the recent annual bonus. The amount payable under the agreement was paid in a lump sum payment in July 2003 amounting to $9,523,322. Additionally, as a result of the termination of Mr. Roessler’s employment agreement, he will remain an affiliate and will continue to be available to consult with NCF and its employees. Furthermore, all options and restricted stock held by Mr. Roessler as of the date of his employment agreement and thereafter granted will vest according to their terms while he remains an affiliate.

Pursuant to the employment agreements with Messrs. Reed, Furr, Edwards, Presley and Popwell, each of the executives is entitled to participate in the employee benefit plans, practices and policies provided to peer executives of NCF. The employment agreement of each of the executives provides that, upon the termination of the executive’s employment with NCF (other than in connection with a change-of-control) other than for “cause” or by reason of death or disability, or upon the executive’s termination of employment for “good reason,” the executive is entitled to a lump sum cash payment equal to the sum of: (1) any unpaid base salary; (2) a pro rata annual bonus, based on the annual bonus payable to the executive in the year prior to the date of termination (the “recent annual bonus”) ; and (3) the product of (x) the number of months from the date of termination until the end of the employment period divided by 12 and (y) the sum of the executive’s base salary and the recent annual bonus. Upon any such termination, restrictions on restricted stock will lapse immediately, stock options will vest immediately, and medical and dental benefits will continue through the end of the original employment period. The employment agreement also contains restrictive covenants that prohibit the executive from disclosing confidential information during the employment period and thereafter and from competing with NCF while employed and for two years following termination of employment.

Messrs. Reed, Furr, Edwards, Presley and Popwell are also entitled to change-of-control protection pursuant to separate change-of-control agreements. This protection is structured such that each executive has an employment period of three years that begins on the date (the “effective date”) that a change-of-control (as defined in the agreement) occurs. During the employment period, the executive will receive: (1) an annual base salary at least equal to 12 times the highest monthly base salary payable prior to the effective date; (2) an annual bonus at least equal to the highest annual bonus paid for the three years prior to the effective date; (3) the ability to participate in NCF’s normal employee benefit plans at an appropriate level; (4) reimbursement for expenses in accordance with NCF policy; and (5) fringe benefits consistent with those previously afforded the executive. If, during the three-year period following the change-in-control, NCF terminates the executive’s employment other than for “cause” or “disability,” or the executive terminates his or her employment for “good reason” (which includes a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change-of-control), the executive will be paid a lump sum payment equal to the sum of the following: (1) unpaid base salary through the date of termination, a prorated annual bonus amount, and any previously deferred compensation and accrued vacation pay; (2) three times the sum of annual salary plus bonus ; and (3) the actuarial present value of accrued benefits under NCF’s qualified defined benefit plan and any supplemental retirement plan in which the executive participates, calculated as if the executive’s employment had continued for three years following the change-of-control. Upon such termination, all restricted stock and all stock options will vest immediately, and medical and dental benefits will continue through the end of the employment period.

The employment and change-of-control agreements of the Named Executive Officers provide that if any amounts payable to an executive pursuant to the change-of-control provisions of those agreements would subject such executive to the excise tax under section 4999 of the U.S. tax code, NCF will make a payment to the executive such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

FIVE-YEAR STOCK PERFORMANCE GRAPH

The line graph below reflects the cumulative five-year Shareholder return (assuming reinvestment of dividends) on our common stock compared to such return of the S&P 500 Stock Index and the KBW 50 Bank Stock Index compiled by Keefe Bruyette & Woods, Inc., an investment banking firm (the “KBW 50 Bank Stock Index”). The graph reflects investment of $100 on January 1, 1999, in our common stock, the S&P 500 Stock Index and the KBW 50 Bank Stock Index.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG NATIONAL COMMERCE FINANCIAL CORP.,

S&P 500 INDEX AND KBW 50 BANK STOCK INDEX

ASSUMES $100 INVESTED ON JAN. 01, 1999

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2003

Fiscal Year Ending	NCF	S&P 500	KBW 50
December 1998	100.00	100.00	100.00
December 1999	122.09	121.04	96.53
December 2000	136.42	110.02	115.89
December 2001	142.65	96.95	111.12
December 2002	137.78	75.52	103.29
December 2003	162.34	97.18	138.38

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Compensation Committee”) consists solely of Independent Directors, as defined by NYSE listing standards, who are appointed by the Board. The Compensation Committee administers the Company’s executive compensation program. In particular, the Compensation Committee establishes the salaries of and approves awards of cash bonuses and stock and option awards to the Company’s Executive Officers, which it then presents for ratification to the members of the Board of Directors who are Independent as defined by the NYSE listing standards.

Compensation Philosophy

Our executive compensation system is designed to provide a fully competitive and comprehensive compensation package that allows us to attract and retain executives who are key to our long-term success. Our general goal for compensating our Executive Officers is to provide compensation that is competitive with the compensation received by executive officers with similar duties and responsibilities at financial institutions that resemble NCF in asset size, earnings performance, market capitalization and similar criteria. At the same time, we strive through our compensation system to align executive compensation with the achievement of long-term business goals and increase in Shareholder value. During 2003, the committee engaged the services of Mercer Human Resources Consulting, a nationally recognized compensation consulting firm, to aid the committee in determining competitive levels of compensation for our Executive Officers. Mercer Human Resources Consulting’s report was based on executive compensation reviews, competitive surveys and peer group analysis.

Compensation of Executive Officers

Each Executive Officer’s base salary is based primarily upon the competitive market for the Executive Officer’s services. However, our Named Executive Officers are guaranteed minimum base salaries in accordance with the terms and conditions of their respective employment agreements. See “Compensation of Management and Other Information—Employment Agreements.”

Our annual incentive plans are designed to give Executive Officers and other key employees additional incentive to maximize our long-term return for our Shareholders. Our Named Executive Officers (as well as certain other executives) are eligible to participate in our Short-Term Incentive Compensation Plan (“STICP”). The purpose of the STICP is to motivate its participants to increase Shareholder value by paying them cash bonuses that are tied to NCF’s achievement of certain business goals. These goals are based on earnings growth and return on equity, which are key areas of financial focus of management and the Board of Directors and which management and the Board believe are important considerations to Shareholders. For 2003, bonuses were payable under the STICP only if NCF met a certain minimum annual threshold for cash basis return on tangible equity. Once the threshold for return on equity was achieved, the range of bonuses to be paid was then set, based on achievement of growth in cash earnings per share and relative earnings per share growth compared to a peer group. The targets for growth in cash earnings per share, the relative earnings per share growth compared to a peer group and the threshold for return on equity were set at the beginning of the year by the Compensation Committee. For the year 2003, no bonuses were paid under the STICP. NCF met the minimum annual thresholds for 2003 for the return on equity outlined above but failed to meet the minimum threshold for growth and cash earnings per share or performance relative to the peer group.

Stock Option Plans

The Compensation Committee annually approves stock option awards to a broad range of employees, including our Named Executive Officers, under our various stock incentive plans. Stock options are designed to align the long-term interests of our employees with those of our Shareholders. The committee grants stock options to those employees of NCF and its subsidiaries whose responsibilities place them in a position to make contributions to our overall financial success. During 2003, options were granted with an exercise price equal to the market price of our common stock on the date of grant, and such options vest ratably over a three-year period. Since the full benefits of these options cannot be realized unless our stock price appreciates over time, holders of options are motivated to take actions to increase Shareholder value. Approximately 770 key employees of NCF and our subsidiaries were granted stock options in 2003, representing approximately 14.5% of the full-time employees of NCF and its subsidiaries, taken together.

In 2003, the Compensation Committee approved grants of stock options to Executive Officers based upon the performance contributions of each particular Executive Officer and the recommendations of Mercer Human Resources Consulting. In making their recommendations, the consultants considered comparable levels of responsibilities at peer banks based on asset size, market capitalization and overall financial performance.

Internal Revenue Code Section 162(m)

In making its compensation decisions, the Compensation Committee considers the effect of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits to $1,000,000 the allowable federal income tax deduction for compensation paid to NCF’s Chief Executive Officer and next four most highly compensated Executive Officers. The limit on deductibility does not apply to performance-based compensation paid pursuant to a plan approved by the Shareholders. The Shareholders approved the STICP at the 2001 Annual Meeting. All our stock plans have been approved by our Shareholders; therefore, the tax deductibility of options will not be limited by Section 162(m). However, the expense associated with any restricted share awards we might make in the future that are not performance based may be limited under Section 162(m). If that should be the case, the Compensation Committee may defer the vesting of such awards until such time as the associated expense is fully deductible.

Chief Executive Officer Compensation

The base salary of Mr. Roessler, who was our Chief Executive Officer from July 2000 to May 2003, was $885,000. A $600,000 annual base salary was mandated by Mr. Roessler’s 2000 employment agreement. In determining the appropriate base salary, the committee specifically considered Mr. Roessler’s individual performance as Chief Executive Officer of NCF. In addition, the committee took into account the compensation paid to the chief executive officers of banking institutions of comparable size, as reported to the committee by Mercer Human Resources Consulting, with the goal of maintaining Mr. Roessler’s base salary at or near the median. These factors were considered in the aggregate, and none was given any specific weight. Like our other Executive Officers, Mr. Roessler also received stock options during 2003 under the CCBF LTIP. His stock option grants were determined based on the same general criteria used by the committee in setting his cash compensation.

The base salary for Mr. Reed, who has been our Chief Executive Officer since May 2003, is $450,000. Mr. Reed did not receive a bonus for the 2003 fiscal year. His stock option grants were comparable to those of the other Named Executive Officers, and he received no new grants when he was named Chief Executive Officer in May 2003.

The following members of the Compensation Committee of the Company’s Board of Directors who participated in compensation decisions during 2003 unanimously adopted this report:

W. Neely Mallory, Jr. (Chairman)

Thomas C. Farnsworth, Jr.

Eugene J. McDonald (ex officio)

Phillip H. McNeill, Sr.

Eric B. Munson

In 2004, Messrs. Brad Reed and Shi became members of the Compensation Committee. Neither participated in any compensation decision during 2003, and, in accordance with SEC guidelines, neither has adopted this report.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of NCF has reviewed and discussed NCF’s audited financial statements for the year ended December 31, 2003, with NCF’s management. In addition, we have discussed with KPMG LLP, NCF’s independent auditing firm, matters required by Codification of Statement on Audited Standards No. 61, the Sarbanes-Oxley Act of 2002 and other matters required by the Audit Committee’s Restated Charter.

The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and we have discussed with KPMG LLP its independence from the Company and its management. In accordance with the SEC’s auditor independence requirements, the committee has also considered whether the provision of non-audit services is compatible with the auditors’ independence. The Audit Committee has discussed with NCF’s management and the auditing firm such other matters and received such assurances from them, as we deemed appropriate.

As a result of our review and discussions, we have recommended to the Board of Directors the inclusion of NCF’s audited financial statements in the annual report for the year ended December 31, 2003, on Form 10-K for filing with the SEC.

While the Audit Committee has the responsibilities and powers set forth in its Restated Charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that NCF’s financial statements are complete, accurate or in accordance with accounting principles generally accepted in the United States; NCF’s management and the independent auditors have those responsibilities in addition to the duty to assure compliance with laws and regulations and the policies of the Board of Directors.

The Governance and Nominating Committee has adopted a policy limiting the number of audit committees on which members may serve simultaneously. No Director may serve as a member of the Audit Committee if he or she serves on the audit committee of more than two other public companies.

To be eligible to serve on the Audit Committee, a Director (1) must meet the independence, experience and other requirements of the NYSE, Section 10A(m)(3) of the Exchange Act and the SEC Rules, and (2) may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board, accept any consulting, advisory or other compensatory fee from the Company or be an affiliated person of the Company or any of its subsidiaries. Acting on the recommendation of the Governance and Nominating Committee, the Board will appoint annually the members of the Audit Committee and shall determine whether the committee has at least one member who is an audit committee financial expert as defined by SEC Rules and whether such expert is “Independent” from management as defined in Schedule 14A of the SEC Rules. The Board has determined that Mr. McNeill is an Independent Director and that he meets the qualifications of an audit committee financial expert as defined by the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Blake P. Garrett, Jr. (Chairman)

John D. Canale, III

C. Dan Joyner

W. Neely Mallory, Jr.

Phillip H. McNeill, Sr.

Phail Wynn, Jr.

PROPOSAL II

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has again selected KPMG LLP to audit our financial statements for the 2004 fiscal year and is now presenting this appointment to the Shareholders for ratification at the Annual Meeting. A representative of KPMG LLP is expected to be present at the Annual Meeting to make a statement if they so desire and to answer any appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2002 and 2003, and fees billed for other services rendered by KPMG LLP.

	Audit Fees	Audit-Related Fees(1)	Audit and Audit-Related Fees	Tax Fees(2)	All Other Fees	Total Fees
2002	$430,276	$97,201	$527,477	$2,241,496	$96,091	$2,865,064
2003	569,165	173,750	742,915	670,125	11,950	1,424,990

(1)	Audit-related fees consisted principally of fees for audits of financial statements of certain employee benefit plans and consultations as to the appropriate application of generally accepted accounting principles to proposed transactions.
(2)	Tax fees in 2003 included $126,825 for tax return preparations or review and assistance in addressing federal and state examinations and $543,300 for tax consultations. Tax fees in 2002 included $179,250 for tax return preparation or review and $2,062,246 for tax consultations.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services in accordance with Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. Audit Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular services. The Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated Audit Committee member the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decisions to pre-approve shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has reviewed and approved all of the fees for professional audit services rendered by KPMG LLP during the year 2003, including the fees for all audit, audit-related, tax and other services, in accordance with applicable SEC and NYSE rules and regulations. The Audit Committee’s pre-approval policy described above became effective May 6, 2003. In accordance with this policy, the Audit Committee pre-approved all fees related to the services provided by KPMG LLP that commenced after May 6, 2003.

No fees were billed by KPMG LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X in 2003.

In the event you do not ratify the appointment of KPMG LLP as our independent auditors, the Audit Committee will reconsider the appointment of KPMG LLP. Even if you do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it believes that such a change would be in the best interests of NCF and its Shareholders.

The presence of a quorum at the Annual Meeting and the affirmative vote of a majority of the votes present at the Annual Meeting, either in person or by proxy, and entitled to vote on the matter are necessary to ratify the selection of KPMG LLP as our independent auditors for fiscal year 2004.

The Board of Directors recommends that you vote “FOR” the ratification of KPMG LLP as our independent auditors for fiscal year 2004.

CERTAIN TRANSACTIONS WITH DIRECTORS AND MANAGEMENT

Some of our Officers and Directors, including some of the nominees for Director described above, and certain of their associates and immediate family members (including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law) are customers of our subsidiaries. As customers, they have had transactions with our subsidiaries in the ordinary course of business, including borrowings. All of the borrowings were made in the ordinary course of business and in accordance with federal banking laws governing loans to affiliates, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in our opinion, do not involve more than normal risk of collectibility or present any other unfavorable features.

Many of our Officers, Directors and nominees and their associates and immediate family members maintain deposit relationships with our subsidiaries in various types of accounts, including certificates of deposit. Interest rates paid on deposits of Officers, Directors and nominees and their associates and immediate family members are substantially similar to rates paid for comparable deposits of parties who are not affiliated with NCF.

In December 1987, we issued $1,025,000 in term notes to Mallory Partners, a Tennessee general partnership of which Mr. Mallory, one of our Directors, and two trusts for the benefit of his sons are general partners. The term notes were issued on substantially the same terms, including interest rates, as those prevailing for comparable transactions with other persons.

Mr. Brad Reed, one of our Directors, is a member of the law firm of Bass, Berry & Sims PLC. That firm regularly represents NCF and certain of its subsidiaries. During 2003, NCF paid Bass, Berry & Sims PLC $526,806 for legal services.

Mr. Brown, one of our Directors, is a member of the law firm of Glankler Brown PLLC. That firm regularly represents NCF and certain of its subsidiaries. During 2003, NCF paid Glankler Brown, PLLC $1,219,777 for legal services.

During 2003, NCF paid a total of $90,000 to McNeill and Associates, Ltd. for rental of an airplane. One of our Directors, Mr. McNeill, is a general partner and holds a controlling economic interest in McNeill and Associates, Ltd.

During 2003, Brame Specialty Co., Inc. supplied NCF and its subsidiaries with paper products, office supplies and equipment for approximately $656,910 in the aggregate. One of our Directors, Mr. Brame, is the President of Brame Specialty Co., Inc. and owns a majority of its outstanding capital stock.

During 2003, NCF rented an airplane owned by Mr. Garrott, one of our Directors, while our corporate plane underwent maintenance. The total cost was $1,491.54 (computed at a market rate of $360.00 per hour), which was reimbursed to Mr. Garrott in January 2004.

NCF entered into an employment agreement with Mr. Garrott effective July 5, 2000, in connection with the CCBF merger. Pursuant to the agreement, Mr. Garrott was entitled after attaining age 62 to elect part-time status with the Company. On January 6, 2003, Mr. Garrott elected to be employed on part-time status, in accordance with the terms of his employment agreement, at which time he also relinquished his role as Chairman of the Board and ceased to participate in the management of the Company on a day-to-day basis. Under his employment agreement, while on part-time status, Mr. Garrott is entitled to receive the following payments and benefits: (1) from January 6, 2003, until July 5, 2003, a minimum annual base salary equal to 75% of the average annual direct compensation, which includes base salary and short-term incentive, paid to him for the two highest of the three compensation years preceding the year of part-time status election, increased (but not decreased) annually, on a compound basis, by the same percentage increase (if any) in the Consumer Price Index; (2) because Mr. Garrott was on part-time status on July 5, 2003, and was paid in accordance with clause (1) above, then NCF is obligated to pay him from July 5, 2003, until July 5, 2006, a minimum annual base salary equal to one-third of the base salary in effect on July 5, 2003; (3) Mr. Garrott will continue to participate in NCF’s retirement, compensation (including stock incentive programs) and welfare benefit plans at a level not less than his highest levels of participation or coverage during the last 12 months he was employed full time; (4) Mr. Garrott will continue to have an office and support services; and (5) except in the case of termination for cause after termination of Mr. Garrott’s full- or part-time employment, he will remain an affiliate and will continue to be available to consult with NCF and its employees, and all options and restricted stock held by Mr. Garrott on the date of the amended and restated agreement and thereafter granted will vest according to their terms while he remains an affiliate. During 2003, NCF paid to Mr. Garrott $959,672 in salary pursuant to this employment agreement. In addition, in January 2003 Mr. Garrott was granted, pursuant to the employment agreement, options to purchase 247,300 shares of the Company’s common stock at an exercise price of $23.94 per share, which vest over a three-year period and which, at the time of grant using a Black-Scholes valuation methodology, had an intrinsic value of $1,740,000. In accordance with Mr. Garrott’s employment agreement, this option grant was the same level of participation in the Company’s stock incentive plans that Mr. Garrott had experienced in 2002.

In the opinion of management, the terms of each of the above transactions were fair to NCF and substantially the same as could have been obtained in transactions with unaffiliated parties.

Compensation Committee Interlocks and Insider Participation

Messrs. Mallory (Chairman), Farnsworth, McDonald (ex officio), McNeill, and Munson, all of whom are non-employee Directors, served as members of our Compensation Committee during 2003. Some of our Executive Officers and Directors, including members of our Compensation Committee, and certain of their associates and immediate family members (including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law), are customers of our subsidiaries. As customers, they have had transactions with our subsidiaries in the ordinary course of business, including borrowings. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in our opinion, do not involve more than normal risk of collectibility or present any other unfavorable features.

In December 1987, we issued $1,025,000 in term notes to Mallory Partners, a Tennessee general partnership of which Mr. Mallory, one of our Directors, and two trusts for the benefit of his sons are general partners. The term notes were issued on substantially the same terms, including interest rates, as those prevailing for comparable transactions with other persons.

During 2003, NCF paid a total of $90,000 to McNeill and Associates, Ltd. for rental of an airplane. One of our Directors, Mr. McNeill, is a general partner and holds a controlling economic interest in McNeill and Associates, Ltd.

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K for the year ended December 31, 2003, as filed with the SEC, including the financial statements and financial statement schedules but excluding exhibits thereto, will be available on our website at http://www.ncfcorp.com upon filing it with the SEC. We will provide copies of the exhibits, should they be requested by eligible Shareholders, and we may impose a reasonable fee for providing such exhibits. Requests for copies of the exhibits to our annual report on Form 10-K should be mailed to:

NATIONAL COMMERCE FINANCIAL CORPORATION

One Commerce Square

Memphis, Tennessee 38150

Attention: John M. Presley, Chief Financial Officer

M.J.A. “JEKKA” PINCKNEY

Corporate Secretary

March 19, 2004

APPENDIX A

NATIONAL COMMERCE FINANCIAL CORPORATION

RESTATED CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

PURPOSE

The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor. The Committee shall provide a forum for communication among the independent auditor, management, the internal auditing department, and the Board. The Committee shall make regular reports to the Board and shall prepare the report required by the rules and regulations of the Securities and Exchange Commission (“SEC Rules”) to be included in the Company’s annual proxy statement.

In discharging its duties and responsibilities, the Committee is authorized to investigate any matter within the scope of its duties and responsibilities or as otherwise delegated by the Board, with full access to all books, records, facilities and personnel of the Company.

MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board, and the Committee’s members will meet the independence, experience and other requirements of the New York Stock Exchange (“NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the SEC Rules. A Committee member other than in his or her capacity as a Committee, Board member or member of any other Board Committee shall not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or be an “affiliated person” of the Company or any subsidiary thereof in violation of NYSE or SEC Rules. If a Committee member simultaneously serves on the audit committee of more than three public companies, the Board shall determine that such simultaneous service will not impair the ability of such member to serve effectively on the Committee and disclose such determination in the Company’s annual proxy statement.

The Board acting on the recommendation of the Corporate Governance and Nominating Committee will appoint annually the members of the Committee and shall determine whether the Committee has an audit committee financial expert as defined by SEC Rules and whether such expert is “independent” from management as defined in Schedule 14A of the SEC Rules.

MEETINGS AND PROCEDURES

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet not less frequently than four times annually with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor, or any other persons whose presence the Committee believes to be necessary or appropriate, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

DUTIES AND RESPONSIBILITIES

While the Committee has the duties and responsibilities set forth in this Charter, it is not the duty or responsibility of the Committee to prepare the Company’s financial statements or to plan or conduct audits of those financial statements. These are the responsibilities of management and the independent auditor. Additionally, the Committee recognizes that the Company’s financial management, including the internal audit department, as well as its independent auditor, have more knowledge and more detailed information regarding the Company and its financial reports than do Committee members; consequently, in carrying out its duties and responsibilities, the Committee, including any person designated as an audit committee financial expert, is not providing any expert or special assurance as to accuracy or completeness of the Company’s financial statements or any professional certification as to the independent auditor’s work, and is not conducting an audit or investigation of the financial statements nor determining that the financial statements are true and complete or have been prepared in accordance with generally accepted accounting principles (“GAAP”) and applicable SEC Rules.

The following shall be the common recurring activities of the Committee in carrying out its duties and responsibilities. These functions are set forth with the understanding that the Committee may engage in additional activities as appropriate given the circumstances.

•	The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.

•

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services in accordance with Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. Approval by the Committee of a non-audit service shall be disclosed in the reports filed by the Company with the SEC or otherwise as required by law and SEC Rules. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular services, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated Committee members the authority to grant preapprovals of audit and permitted non-audit services, provided that any decisions to preapprove shall be presented to the full Committee at its next scheduled meeting.

•	The Committee shall review and discuss with management and the independent auditor the annual audited and quarterly unaudited financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” provided on Form 10-Q and Form 10-K. The review and discussion of the financial statements and the matters covered in the independent auditor’s report, if applicable, shall occur prior to the public release of such financial statements and the review and discussion of the related disclosure, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, shall occur prior to the filing of the Form 10-Q or Form 10-K. The Committee shall review and discuss with management and the independent auditor material related party transactions as defined in the Statement of Financial Accounting Standards No. 57 and other accounting and regulatory pronouncements. The Committee also shall review and discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, as may be modified or supplemented. Based on such review and discussion, and based on the disclosures received from, and discussions with, the independent auditor regarding its independence as provided for below, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	The Committee shall review and discuss with the independent auditor prior to the filing of the Annual Report on Form 10-K the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter and schedule of unadjusted audit differences, if any.

•	The Committee shall discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements. The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

•	The Committee shall discuss earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information. The Committee shall also discuss generally the financial information and earnings guidance which has been or will be provided to analysts and rating agencies.

•	The Committee shall discuss with management, the senior internal audit executive officer and the independent auditor the Company’s major financial risk exposures and its policies with respect to risk assessment and risk management. The Committee shall review the internal audit plan and functions at least annually and review with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit functions. The senior internal audit executive officer shall report directly to the Chair of the Committee and to the Chief Executive Officer.

•	The Committee shall regularly review with the independent auditor any difficulties the independent auditor encountered during the course of the audit work, including any restrictions on the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters. In this connection, among the items that the Committee may review with the independent auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

•	The Committee shall:

-	evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of the lead partner of the audit engagement team;

-	ensure the rotation of the lead audit partner of the independent auditor and audit engagement team partners as required by NYSE and SEC Rules;

-	establish hiring policies for employees or former employees of the independent auditor who participate in any capacity in the audit of the Company’s financial statements;

-	obtain and review, at least annually, a report by the independent auditor describing the auditing firm’s internal quality control procedures and any material issues raised by its most recent internal quality control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the auditing firm and any steps taken to deal with any such issues;

-	receive from the independent auditor annually a formal written statement delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1, as may be modified or supplemented by such other standards as may be set by law or regulation or NYSE Rules; and

-	discuss with the independent auditor in an active dialogue any such disclosed relationships or services and their impact on the independent auditor’s objectivity and independence and present to the Board its conclusion with respect to the independence of the independent auditor.

•	The Committee shall receive reports from the principal executive and financial officers of the Company regarding their evaluation of the effectiveness of the Company’s disclosure controls and procedures and the Company’s internal controls and procedures for financial reporting; regarding all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and whether they have identified for the independent auditor any material weaknesses in internal controls; regarding any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and regarding whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall discuss with the Company’s General Counsel any legal or regulatory matters that could reasonably be expected to have a material impact on the Company’s business or financial statements.

•	The Committee shall meet at least annually with the Company’s Chief Compliance Officer with oversight of the Company’s ethics and compliance policies and procedures for a report on the Company’s ethics and compliance policies and procedures, including a review of any issues that may affect in any material way the financial reporting process, the financial risks of the Company and internal control systems of the Company.

•	The Committee at least annually shall (A) perform an evaluation of the performance of the Committee, including a review of the Committee’s compliance with this Charter; and (B) review and reassess this Charter and submit any recommended changes to the Board for its consideration.

ANNUAL MEETING OF SHAREHOLDERS OF

NATIONAL COMMERCE FINANCIAL CORPORATION

April 28, 2004

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE—Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF DIRECTORS. Class A to serve until the Annual Meeting of Shareholders in 2007:

NOMINEES:

FOR ALL NOMINEES O Blake P. Garrett, Jr.

O Thomas M. Garrott

WITHHOLD AUTHORITY O C. Dan Joyner

FOR ALL NOMINEES O W. Neely Mallory, Jr.

O Eric B. Munson

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: Make selections for individuals or the entire class. Any selection for/withhold the entire class A slate supersedes individual selection should both be selected.

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 2004.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” EACH OF THE ABOVE-MENTIONED PROPOSALS. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE ANNUAL MEETING FOR ACTION TO BE TAKEN THEREUNDER, THIS PROXY WILL BE VOTED ON SUCH MATTERS BY THE PERSONS NAMED AS PROXIES HEREIN IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NATIONAL COMMERCE FINANCIAL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON APRIL 28, 2004

The undersigned hereby appoints THOMAS C. FARNSWORTH, JR., EUGENE J. MCDONALD, and M.J.A. “JEKKA” PINCKNEY, and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of National Commerce Financial Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, April 28, 2004, at 10:00 a.m. local time, in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, and at any adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournments thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

NATIONAL COMMERCE FINANCIAL CORPORATION

April 28, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF DIRECTORS. Class A to serve until the Annual Meeting of

Shareholders in 2007:

NOMINEES:

FOR ALL NOMINEES O Blake P. Garrett, Jr.

O Thomas M. Garrott

WITHHOLD AUTHORITY O C. Dan Joyner

FOR ALL NOMINEES O W. Neely Mallory, Jr.

O Eric B. Munson

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: Make selections for individuals or the entire class. Any selection for/withhold the entire class A slate supersedes individual selection should both be selected.

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 2004.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” EACH OF THE ABOVE-MENTIONED PROPOSALS. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE ANNUAL MEETING FOR ACTION TO BE TAKEN THEREUNDER, THIS PROXY WILL BE VOTED ON SUCH MATTERS BY THE PERSONS NAMED AS PROXIES HEREIN IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.